Exhibit 3.4

Draft De Brauw 14 December 2015

ARTICLES OF ASSOCIATION

of:

[Koninklijke] Ahold Delhaize N.V.

with corporate seat in Zaandam

dated [●]

Name; office.

Article 1.

1.1.	The name of the company is: [Koninklijke] Ahold Delhaize N.V.

1.2.	The company’s registered seat is in Zaandam (Municipality of Zaanstad), the Netherlands, but it may have other offices elsewhere.

Objects.

Article 2.

The objects of the company are to promote or join others in promoting companies and enterprises, to participate in companies and enterprises, to finance companies and enterprises, including the giving of guarantees and acting as surety for the benefit of third parties as security for liabilities of companies and enterprises with which the company is joined in a group or in which the company owns an interest or with which the company collaborates in any other way, to conduct the management of and to operate companies engaged in the wholesale and retail trade in consumer and utility products and companies that produce such products, to operate restaurants and companies engaged in rendering public services, including all acts and things which relate or may be conducive thereto in the broadest sense, as well as to promote, to participate in, to conduct the management of and, as the case may be, to operate businesses of any other kind.

Duration.

Article 3.

The company has been formed for an indefinite period of time.

Capital.

Article 4.

4.1.	The authorised capital of the company amounts to [●] euro (EUR [●]), consisting of:

a.	[●] ([●]) cumulative preferred shares of [●] euro (EUR [●]) each;

b.	[●] ([●]) cumulative preferred financing shares of one eurocent (EUR 0.01) each, which are convertible into common shares, subdivided into:

•	one (1) series numbered FP1 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP2 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP3 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP4 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP5(A) of [●] ([●]) cumulative preferred financing shares;

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•	one (1) series numbered FP5(B) of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP6 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP7 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP8 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP9 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP10 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP11 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP12 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP13 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP14 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP15(A) [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP15(B) [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP16 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP17 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP18 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP19 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP20 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP21 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP22 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP23 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP24 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP25 of [●] ([●]) cumulative preferred financing shares;

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•	one (1) series numbered FP26 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP27 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP28 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP29 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP30 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP31(B) of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP32 of [●] ([●]) cumulative preferred financing shares;

•	one (1) series numbered FP33 of [●] ([●]) cumulative preferred financing shares;

•	eighty-seven (87) series numbered FP57 through FP143 of [●] ([●]) cumulative preferred financing shares each; and

c.	[●] ([●]) common shares of one eurocent (EUR 0.01) each.

4.2.	Where these articles of association refer to shares and shareholders, these shall mean the cumulative preferred shares, the cumulative preferred financing shares (the latter hereinafter also: financing preferred shares), as well as the common shares and the holders of such shares, respectively, unless the contrary is expressly stated. Each of the series of financing preferred shares constitutes a separate class of shares.

4.3.	Cumulative preferred financing shares may be converted into common shares at the request of one or more holders of financing preferred shares pursuant to a resolution hereto adopted by the management board, including the terms and conditions of such conversion. The terms and conditions to be determined by the management board require the approval of the general meeting and of the meeting of holders of financing preferred shares. The foregoing also applies in respect of an amendment of the terms and conditions of the conversion.

4.4.	Whenever a share of a separate class of shares is converted into a common share with due observance of the provisions of these articles of association, the number of shares of the authorised share capital in the form of such class to be converted shall be decreased by such number of converted shares, simultaneously with an increase of the number of common shares into which such shares are converted.

4.5.	An amendment to the number of shares of a particular class in which the authorised share capital is divided, shall be filed with the Trade Register within eight (8) days after such amendment.

4.6.	Stichting Ahold Continuïteit (S.A.C.), a foundation organised under the laws of the Netherlands, with seat in Zaandam, the Netherlands, registered with the Dutch Trade Register under number 41231078, has the right to subscribe for a maximum number of cumulative preferred shares included in the authorised capital from time to time. The management board may implement this right in further detail, in an agreement or otherwise, subject to the approval of the supervisory board.

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Issue of shares.

Article 5.

5.1.	Shares shall be issued pursuant to a resolution adopted by the general meeting on a proposal of the management board, or pursuant to a resolution of the management board if by resolution of the general meeting the management board has been authorised for a specific period not exceeding five (5) years to issue shares, all this subject to the requirement of approval by the supervisory board. The resolution granting the aforesaid authorisation must determine how many shares of which particular class may be issued. The authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

5.2.	The general meeting, or the management board, if authorised for that purpose, shall determine the price and the further conditions of issue, including to which share premium reserve any amount in excess of the nominal value of the shares to be issued shall be allocated, in its resolution to issue shares. Save for the provisions of section 80 of Book 2 of the Dutch Civil Code, the price of issue may not be less than par value.

5.3.	Common shares and financing preferred shares may be issued only against payment in full of the amount at which such shares are issued and with due observance of the provisions of sections 80a and 80b of Book 2 of the Dutch Civil Code.

At the issue of cumulative preferred shares it may be stipulated that a part, not exceeding three-fourths, of the par value amount may remain unpaid until such time as the company shall make a call in respect of the monies unpaid on said shares.

5.4.	Furthermore, the resolution of the general meeting to issue shares or to authorise the management board shall be legally valid only if it has been previously or simultaneously approved by each group of holders of shares of the class concerned whose rights are affected by the issue.

5.5.	The preceding paragraphs of this article shall apply mutatis mutandis to the granting of rights to subscribe for shares, but not to the issue of shares to a person who exercises a previously acquired right to subscribe for shares.

5.6.	Without requiring prior approval of the general meeting but always subject to the approval of the supervisory board, the management board shall have the power to carry out transactions as referred to in section 94 of Book 2 of the Dutch Civil Code.

5.7.	If prior to the issue of shares it has been announced which amount is to be issued and the subscriptions received total a smaller amount, such smaller amount shall be issued only if the terms and conditions of issue contain an express provision to that effect.

5.8.	Neither the company nor any of its subsidiaries may grant loans, provide collateral, give any price guarantee, otherwise guarantee or bind itself severally or with or for third parties for the purpose of enabling third parties to subscribe for or acquire shares in the company’s capital or depositary receipts issued therefor, unless the shares are to be acquired by or for the account of persons employed by the company or by a group company and such shares are quoted on the official list of a stock exchange.

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5.9.	If cumulative preferred financing shares are to be issued, the company shall, if necessary, arrange for such provisions or arrangements to the effect that the voting rights on the cumulative preferred financing shares are based on the fair value of the capital contribution on such share in relation to the price of common shares on Euronext Amsterdam N.V.

Pre-emptive right at issue of shares.

Article 6.

6.1.	Upon the issue of shares which had previously remained unissued, as referred to in article 5, shareholders shall have a pre-emptive right to purchase shares of such new issue in proportion to the aggregate amount of their existing holdings of common shares, it being understood that this pre-emptive right shall not apply to:

a.	any issue of shares to employees of the company or employees of a group company;

b.	shares which are issued against payment in kind;

c.	cumulative preferred shares;

d.	financing preferred shares;

e.	holders of cumulative preferred shares at the issue of common shares; or

f.	holders of financing preferred shares at the issue of common shares.

6.2.	The pre-emptive right may be restricted or excluded by resolution of the general meeting.

In the proposal for such resolution the reasons for the proposal and the choice of the intended price of issue must be explained in writing. If the management board has been designated as the body authorised to issue shares, the general meeting may by resolution also designate the management board for a period not exceeding five (5) years as the body authorised to restrict or exclude the pre-emptive right. This authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

6.3.	The adoption of resolutions of the general meeting as referred to in paragraph 2 of this article shall require a majority of at least two-thirds of the votes cast, if at the meeting less than one-half of the issued and outstanding capital is represented.

6.4.	For the purposes of this article the granting of rights to subscribe for shares shall be considered the equivalent of the issue of shares, and the provisions of this article shall not apply in respect of shares issued to a person who exercises a previously acquired right to subscribe for shares.

Purchase by the company of its own shares.

Article 7.

7.1.	The management board may have the company to acquire fully paid-in shares in its own share capital for valuable consideration, subject to the authorization of the general meeting and the approval of the supervisory board and with due observance of the provisions of section 98 of Book 2 of the Dutch Civil Code.

7.2.	The authorisation of the general meeting shall not be required if the company acquires fully paid-in shares in its own capital for the purpose of transferring such shares, by virtue of an applicable employee stock purchase plan, to persons employed by the company or by a group company, provided such shares are quoted on the official list of any stock exchange.

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Cancellation of shares; reduction of capital.

Article 8.

8.1.	On a proposal of the management board, made with the approval of the supervisory board, the general meeting may resolve to reduce the issued and outstanding capital by cancelling:

a.	shares in its own capital which the company itself holds or the depositary receipts issued therefor are held by the company;

b.	all issued cumulative preferred shares against repayment of the amount paid in on those shares and against a simultaneous release from the obligation to pay any further calls on the shares to the extent that the shares had not been fully paid in; or

c.	all issued shares of one or several series of financing preferred shares against repayment of the amount paid in on those shares;

always provided that such resolution must be adopted by a majority of at least two-thirds of the votes cast, if less than one-half of the issued and outstanding capital is represented at the meeting, and that the provisions of sections 99 and 100 of Book 2 of the Dutch Civil Code are observed, and finally, all this without prejudice to the provisions of article 40, paragraphs 3 and 4.

8.2.	The preceding paragraph shall apply mutatis mutandis to a resolution to reduce the issued and outstanding capital by reducing the par value amount of the shares.

If a reduction of the issued and outstanding capital entails repayment in part, the resolution for that purpose may provide that such repayment shall be made in cash or in the form of rights as against the company or participations in any division of the company.

8.3.	If a proposal to reduce the capital is to be made to the general meeting, the purpose of the reduction and the manner in which it is to be implemented shall be stated in the notice convoking the meeting.

Shares; shareholders registers.

Article 9.

9.1.	Cumulative preferred shares and financing preferred shares shall be registered shares. No share certificates shall be issued for cumulative preferred shares and financing preferred shares.

9.2.	Common shares shall be either bearer shares or registered shares. The company may, subject to a resolution of the management board and the approval of the supervisory board, request the Central Institute (as defined below) to register the common bearer shares forming part of the giro depositary or a collective depositary, in accordance with the Act on Giro Transfer of Securities (Wet giraal effectenverkeer).

9.3.	All bearer common shares shall be embodied in one (1) share certificate.

No share certificates shall be issued for registered common shares.

9.4.

The company will grant a right with respect to a bearer common share to a person entitled thereto in the following manner: (a) the company will enable the central institute as referred to in the Act on Giro Transfer of Securities (the “Central Institute”) to cause

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to add a common share to the share certificate; and (b) the person entitled thereto will designate an intermediary as referred to in the Act on Giro Transfer of Securities (the “intermediary”) or the Central Institute, which will credit that person accordingly as a joint owner (the “joint owner”) of the collective depositary as referred to in the Act on Giro Transfer of Securities. The joint owners will hereinafter also be referred to as holders of bearer shares and, to the extent necessary, they will also be recognised as such by the company.

9.5.	The administration of the share certificate will be irrevocably assigned to the Central Institute, and the Central Institute will be irrevocably authorised to do anything necessary for that purpose on behalf of the person(s) entitled thereto with respect to the shares, including the acceptance and transfer and – on behalf of the company – the cooperation in adding any shares to and deleting any shares from the share certificate.

9.6.	The Central Institute is only authorised to deliver from the giro depositary insofar as the Act on Giro Transfer of Securities allows such delivery. An intermediary is only authorised to deliver from the giro depositary insofar as the Act on Giro Transfer of Securities allows such delivery.

When a delivery as referred to in the first or second sentence of this article occurs, the relevant bearer common shares will be converted into the same number of registered common shares, and (a) the company will enable the Central Institute to cause to delete these common shares from the share certificate, (b) the relevant affiliated institution or the Central Institute will debit the person entitled thereto as a joint owner of its collective depositary or giro depositary respectively, (c) the Central Institute will allocate these common shares to the person entitled thereto with due observance of the formalities for transfer, (d) the company will acknowledge this transfer, and (e) the management board of the company will cause to enter this person as a holder of registered shares in the shareholders register. The company may only charge the associated costs of the conversion to the shareholder that causes to convert his shares into registered shares or into bearer shares pursuant to the provisions of this paragraph or of paragraph 8 of this article.

9.7.	Bearer common shares may be exchanged for registered shares, or vice versa, by means of a written shareholder’s request for such exchange to the management board, and a subsequent resolution of the management board resolves about this. If the management board has made a request as referred to in paragraph 2, second sentence, the management board shall refuse a request to exchange shares as referred to in the first sentence of this paragraph 7.

9.8.	A shareholder may cause to convert one or more of his registered common shares into bearer shares as follows: (a) the person entitled thereto will transfer these shares through an intermediary to the Central Institute by a deed of transfer, (b) the company will acknowledge such transfer, (c) the Central Institute will enable the company to cause to add these shares to the share certificate, (d) an intermediary or the Central Institute designated by the person will credit the person so entitled as a joint owner of its collective depositary or giro depositary respectively and (e) the management board of the company will delete such person from the shareholders’ register as a holder of the registered shares thus converted. A conversion of a registered share that is pledged or for which share a right of usufruct exists, requires the prior written approval of the pledgee or usufructuary, respectively.

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9.9.	With respect to the registered common shares a separate register for each class of shares shall be kept at the office of the company, in which registers shall be recorded the names and addresses of the shareholders, the number of shares held by each of them, the class and the numbers of their shares, the amount paid in on each share and for each share of financing preferred shares, the premium paid on that share.

9.10.	In the registers shall also be recorded the names and addresses of persons who hold a right of usufruct or a pledge on registered common shares, together with notes specifying whether the right to vote such shares and the rights referred to in article 10, paragraph 3, and article 11, paragraph 3, vest in them.

9.11.	Every holder of one or several registered common shares, as well as every holder of a right of usufruct or a pledge on one or several registered common shares, shall be required to ensure that his address is known to the company.

9.12.	All notices and announcements required or permitted to be given/made by the company to holders of registered common shares shall be sent to their addresses as recorded in the shareholders registers.

9.13.	All entries and notes to be made in the shareholders registers shall be signed by both one (1) member of the management board or in such other way as the management board decides with due observance of the law, including electronic record.

9.14.	Upon the request and without any charge to any shareholder, usufructuary or pledgee, an extract from the shareholders register shall be provided in respect of his right to any share.

If a share is encumbered with a right of usufruct or a pledge, the extract shall specify in whom the right to vote that share and the rights referred to in article 10, paragraph 3, and article 11, paragraph 3, are vested.

9.15.	The registers shall be available at the office of the company for inspection by the shareholders, as well as for inspection by usufructuaries and pledgees insofar as any voting rights attached to these shares vest in them.

9.16.	The preceding paragraph shall not apply to that part of any register which is kept outside the Netherlands in compliance with the applicable laws or stock exchange regulations in force in the foreign jurisdiction concerned.

9.17.	If cumulative preferred shares have been issued and are not fully paid in, every release from liability granted in respect of calls not yet paid, as well as the date of transfer in the case of transfers of such shares, shall also be recorded in the relevant register.

The information in the register in respect of not fully paid-in shares shall be available for public inspection. A copy of or an extract from such information shall be supplied at cost.

Usufruct of shares.

Article 10.

10.1.	Shares in the capital of the company may be encumbered with a right of usufruct.

10.2.	If a share is encumbered with a right of usufruct, the voting right attached to that share shall vest in the shareholder, unless at the creation of the right of usufruct that right has been granted to the usufructuary.

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10.3.	Holders of shares, the voting rights of which vest in a usufructuary, and holders of rights of usufruct on shares and the voting rights attached to those shares shall have the rights which the law has granted to the holders of depositary receipts for shares in the capital of a company issued with the cooperation of that company.

Any person who holds a right of usufruct on shares but not the voting right attached thereto shall not have the aforesaid statutory rights.

10.4.	If a share is encumbered with a right of usufruct, any rights arising from that share to subscribe for additional shares shall remain vested in the shareholder, provided that he shall compensate the usufructuary for the value of such rights insofar as the usufructuary is entitled thereto by virtue of his right of usufruct.

Pledge of shares.

Article 11.

11.1.	Shares in the capital of the company may be pledged as security for a debt.

11.2.	If a common share is encumbered with a pledge, the voting right attached to that share shall vest in the shareholder, unless at the creation of the pledge the voting right has been granted to the pledgee.

If a cumulative preferred share or a financing preferred share is encumbered with a pledge, the voting right cannot be granted to the pledgee. The voting right attached to that share shall vest exclusively in the shareholder.

11.3.	Holders of shares, the voting rights of which vest in a pledgee, and holders of a right of pledge on shares and the voting rights attached to those shares shall have the rights which the law has granted to the holders of depositary receipts for shares in the capital of a company issued with the cooperation of that company.

Holders of a pledge on shares but not the voting rights attached thereto shall not have the aforesaid statutory rights.

Depositary receipts; holders of depositary receipts.

Article 12.

12.1.	By virtue of a resolution of the management board approved by the supervisory board, the company may cooperate in the issue of depositary receipts for shares in its capital, provided that a scheme is applicable as a result of which holders of depositary receipts for shares may be granted a proxy, or may be granted the possibility to provide voting instructions, for such number of shares that corresponds with the number of depositary receipts for shares held by a holder of depositary receipts for shares, this number to be reduced with due observance of any limitations in voting rights applicable to the holder of the shares.

12.2.	Where these articles of association further refer to the “holders of depositary receipts” this shall mean:

•	holders of depositary receipts issued for shares in the capital of the company with the cooperation of the company; and

•	persons who in accordance with the provisions of article 10, paragraph 3, and article 11, paragraph 3, enjoy the rights which the law has granted to holders of depositary receipts for shares in the capital of a company issued with the cooperation of that company.

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Approval required for the transfer of cumulative preferred shares and of financing preferred shares.

Article 13.

13.1.	Any transfer of cumulative preferred shares and of financing preferred shares shall require the approval of the management board, except where financing preferred shares are concerned which involve a transfer by or to a legal person as referred to in article 13a, paragraph 5 under b. The request for approval shall be made in writing and must specify the name and the address of the proposed transferee and the price or other consideration which the proposed transferee is willing to pay or give.

13.2.	If its approval is withheld the management board must at the same time designate one or several interested buyers who are willing and able to buy against payment in cash all the shares to which the request for approval relates, at a price to be determined in mutual agreement by the transferor and the management board within two (2) months after the interested buyers have been so designated.

13.3.	If within three (3) months of receipt by the company of the request for approval of the intended transfer the transferor has not received from the company a written notice rejecting the request which notice was combined with the designation of one or several interested buyers to whom the shares may be transferred in accordance with the provisions of this article, then upon the expiry of said period or after receipt of the notice of rejection, as the case may be, the approval of the transfer shall be deemed to have been granted.

13.4.	If the transferor and the management board have not reached agreement on the price as referred to in paragraph 2 of this article within two (2) months after the date of the written notice of rejection which was combined with the designation of one (1) or several interested buyers to whom the shares concerned may be transferred in accordance with the provisions of this article, that price shall then be determined by an expert to be appointed by the transferor and the management board in mutual agreement or, failing reaching such agreement within three (3) months after the notice of rejection, by the President of the Royal Dutch Notarial Association acting at the request of either of the parties. If the matter concerns financing preferred shares the expert shall determine the price taking therefor as his guideline the value which pursuant to article 39, paragraph 4, article 40 and article 44 may be attributed to the financing preferred shares concerned.

13.5.	The transferor may decide against transferring his shares, provided he shall notify the management board of that decision in writing within one (1) month after he has been informed of the name(s) of the designated interested buyer(s) and of the price determined in the manner as described above.

13.6.	If approval of the transfer has been granted or is deemed to have been granted, during a period of three (3) months thereafter the transferor shall be at liberty to transfer all the shares to which his request related to the transferee proposed in his request and at the price or for the consideration as referred to in the second sentence of paragraph 1 of this article.

13.7.	Those expenses incidental to the transfer incurred by the company may be charged to the transferee.

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13.8.	The provisions of this article shall apply mutatis mutandis at the apportionment of financing preferred shares from any community of property.

Restrictions to transferability of financing preferred shares.

Article 13a.

13a.1.	Financing preferred shares may be transferred only to natural persons.

13a.2.	Without prejudice to paragraph 1 of this article, the transfer of financing preferred shares shall not be permitted if and to such extent as the transferee individually, or, by virtue of a private arrangement of collaboration, jointly with one or several other natural and/or legal persons, is directly or – otherwise than as holder of depositary receipts issued for financing preferred shares with the cooperation of the company – indirectly:

A.	the holder of a par value amount of financing preferred shares of one or more series constituting one percent (1%) or more of the total capital of the company issued and outstanding in the form of financing preferred shares of any series; or

B.	if as a result of such transfer the transferee would acquire financing preferred shares constituting more than one percent (1%) of the total capital of the company issued and outstanding in the form of financing preferred shares of any series.

For the purposes of the foregoing provisions the expressions ‘holding shares’ and ‘acquiring shares’ shall also mean holding rights of usufruct and acquiring rights of usufruct, respectively, of financing preferred shares, insofar as in such cases the voting right vests in the usufructuary.

13a.3.	For the purposes of the provisions of paragraphs 1 and 2 of this article, subscription for financing preferred shares upon issue – whether or not in the form of stock dividends and/or bonus shares - including the exercise of a right to subscribe for financing preferred shares, shall be the equivalent of a transfer. For the purpose of calculating the amount of the issued and outstanding capital the shares to be subscribed for shall be included in this calculation.

13a.4.	Notwithstanding the provision in the first sentence of paragraph 3 it shall be permitted that by subscribing for financing preferred shares upon issue a shareholder who already holds financing preferred shares constituting more than one percent (1%) of the capital issued and outstanding in the form of financing preferred shares shall acquire more financing preferred shares than one percent (1%) of the total capital issued and outstanding in the form of financing preferred shares after that issue, provided however that such acquisition shall not exceed the percentage, mentioned in the following sentence, of the amount by which the capital issued and outstanding in the form of financing preferred shares is increased by the issue. The aforesaid percentage shall be equal to the percentage of the capital issued and outstanding in the form of financing preferred shares of any series which was held by the shareholder immediately prior to the issue.

13a.5.	The provisions of paragraphs 1 through 4 shall not apply to:

a.	transfer of financing preferred shares to the company itself or to a subsidiary of the company;

b.	transfer or issue of financing preferred shares to a trust office if with respect to such trust office the management board, by irrevocable resolution previously

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approved by the supervisory board, has withdrawn the restriction imposed on the possibility of transfer or issue of financing preferred shares, by which resolution conditions may be attached to such withdrawal.

Transfer of shares.

Article 14.

14.1.	The transfer of registered shares shall require a deed executed for that purpose as well as, save in the event that the company is itself a party to the transaction, written acknowledgement by the company of the transfer, unless the management board made a request as referred to in article 9, paragraph 2, second sentence. The acknowledgement is to be made either in the transfer deed, or by a dated statement endorsed upon the transfer deed or upon a copy of or extract from that deed certified by a notary (notaris) or bailiff (deurwaarder), or in the manner as referred to below in paragraph 2. Service of notice of the transfer deed or of the aforesaid copy or extract upon the company shall be the equivalent of acknowledgement as stated in this paragraph.

14.2.	If the transfer concerns shares not fully paid-in the acknowledgement by the company can only be made if the transfer deed bears a complete date.

14.3.	The preceding paragraphs of this article shall apply mutatis mutandis to the transfer of any qualified interest in a registered share, provided that a pledge may also be created without acknowledgement by or service of notice upon the company and that section 239 of Book 3 of the Dutch Civil Code shall apply, in which case acknowledgement by or service of notice upon the company shall replace the announcement referred to in subsection 3 of section 239 of Book 3 of the Dutch Civil Code.

Jointly owned shares or depositary receipts.

Article 15.

15.1.	If through any cause whatsoever one or more shares or depositary receipts are held in common by two or more persons, such persons may jointly exercise the rights arising from those shares or depositary receipts, provided that these persons be represented for that purpose by one from their midst or by a third party authorised by them for that purpose by a written power of attorney.

15.2.	Paragraph 1 shall not apply to any property consisting of a securities portfolio placed in the custody of a securities deposit company as defined in the Act on Giro Transfer of Securities. The rights arising from the shares or depositary receipts which are part of such community may be exercised by the joint owners, each to exercise said rights pro rata to the number of shares or depositary receipts to which he owns an interest in that community.

Management board; general.

Article 16.

16.1.	The management of the company shall be conducted by a management board under supervision of the supervisory board.

16.2.	The management board shall be composed of at least three (3) members.

16.3.	Subject to the provision in the preceding paragraph the number of members of the management board shall be determined by the supervisory board.

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16.4.	A member of the management board shall be appointed for a maximum period of four (4) years, except if such member of the management board has resigned at an earlier date, his term of office shall lapse on the day of the annual general meeting to be held in the fourth year after the year of his appointment. A member of the management board may be re-appointed with due observance of the preceding sentence. The supervisory board may draw up a retirement schedule for the members of the management board that are appointed for a maximum period.

16.5.	A resolution to appoint the members of the management board shall be adopted by the general meeting. The supervisory board shall make a non-binding nomination for the appointment of such person.

In the event of a vacancy or under well-known circumstances that a vacancy will occur, the management board shall invite the supervisory board to make a nomination within sixty (60) days.

The nomination shall be included in the notice of the general meeting at which the appointment shall be considered. Shareholders or holders of depositary receipts for shares nominating a person to be appointed a member of the management board must observe the provisions of article 28, paragraph 4 of these articles of association in this respect.

A resolution to appoint a person to the management board, nominated by the supervisory board, shall be adopted by an absolute majority of the votes cast. A resolution to appoint a person to the management board, not nominated by the supervisory board, shall be adopted by an absolute majority of the votes cast, if such majority represents at least one-third of the issued share capital. If an absolute majority of the votes cast is in favour of the resolution to appoint such person to the management board, but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the capital represented at such meeting.

16.6.	The general meeting may at any time suspend or dismiss a member of the management board. The supervisory board may at any time suspend a member of the management board. A resolution to suspend or dismiss a member of the management board shall be adopted by an absolute majority of the votes cast, if such majority represents at least one-third of the issued share capital, unless the proposal to suspend or dismiss a member of the management board was made by the supervisory board, in which case the resolution will be adopted by an absolute majority of votes, without a quorum being required. If an absolute majority of the votes cast is in favour of the resolution to suspend or dismiss such member of the management board - such resolution not being based on a proposal thereto by the supervisory board - but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the capital represented at such meeting.

In the event of intended suspension or dismissal of a member of the management board the member concerned must be given the opportunity to account for his conduct at the general meeting and may be assisted by an adviser when doing so.

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16.7.	The allocation of duties within the management board shall require the approval of the supervisory board.

16.8.	The supervisory board may appoint one (1) of the members of the management board as chairman of the management board. The chairman so appointed shall have the title of “president”.

16.9.	The management board shall appoint with the approval of the supervisory board a person to act as secretary of the company. The secretary so appointed shall have the title of “company secretary”.

16.10.	Within three (3) months after a suspension by either the general meeting or the supervisory board of a member of the management board has taken effect, a general meeting shall be held, in which meeting a resolution must be adopted to either terminate or extend the suspension for a maximum period of another three (3) months, commencing on the day on which the general meeting has resolved to extend the suspension. A resolution to extend a suspension may only be adopted once. If neither such resolution is adopted nor the general meeting has resolved to dismiss the member of the management board, the suspension shall terminate after the period of suspension has expired.

16.11.	The management board shall draw up a set of regulations, including provisions in respect of, amongst other things, the manner of convocation of its meetings, the supplying of information to the supervisory board and concerning a conflict of interest between the company and a member of the management board.

16.12.	Adoption and amendment of the regulations by the management board is subject to the prior approval of the supervisory board.

Article 17.

17.1.	The management board shall manage the business of the company.

17.2.	The management board and each individual member of the management board shall have full authority to represent the company and to commit the company vis-à-vis third parties.

17.3.	For the purposes of decision-making by the management board each member shall have one (1) vote.

17.4.	A member of the management board shall not take part in the deliberations and decision-making on a subject or transaction in relation to which he has a conflict of interest with the company. If as a result thereof no resolution of the management board can be adopted, the resolution is adopted by the supervisory board.

Article 18.

18.1.	Without prejudice to any other applicable provisions of these articles of association, the management board shall require the prior approval of the supervisory board for any action specified from time to time by a resolution to that effect adopted by the supervisory board of which the management board has been informed in writing. Such resolutions by the supervisory board shall be included in the regulations of the management board as referred to in article 16, paragraph 11.

18.2.	With due observance of the provisions included in article 22, paragraph 5, the management board shall submit to the supervisory board for approval:

a.	the operational and financial objectives of the company;

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b.	the strategy designed to achieve the objectives; and

c.	the parameters to be applied in relation to the strategy, for example in respect of the financial ratios.

18.3.	Without prejudice to any other applicable provisions of these articles of association, the management board shall furthermore require the approval of the supervisory board and the general meeting for resolutions of the management board regarding a significant change in the identity or nature of the company or the enterprise, including in any event:

a.	the transfer of the enterprise or practically the entire enterprise to a third party;

b.	the conclusion or cancellation of any long-lasting cooperation by the company or a subsidiary (dochtermaatschappij) with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to the company; and

c.	the acquisition or disposal of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the company, by the company or a subsidiary.

18.4	If a serious private bid is made for a business unit or a participating interest and the value of the bid exceeds the threshold referred to in the preceding paragraph under c., and such bid is made public, the management board shall, at its earliest convenience, make public its position on the bid and the reasons for this position.

Management board; absence; managers, deputy managers and other holders of executive powers.

Article 19.

19.1.	In the event that one or more members of the management board is absent or ceases to hold office, the management of the company shall be conducted by the remaining members or by the sole remaining member, as the case may be.

19.2.	In the event that all members are absent or cease to hold office, the supervisory board shall be temporarily in charge of the management and shall be authorised to temporarily entrust the management to others.

19.3.	The supervisory board shall as soon as practicably possible make provisions to fill any vacancy.

19.4.	The management board may appoint persons holding general or restricted powers of attorney (procuratiehouders). The management board may grant to one or more such persons the title of “manager” (directeur) or “deputy manager” (adjunct-directeur).

19.5.	The powers of attorney granted to persons as referred to here and the title, if any, to be used by these persons shall be specified at their appointment.

Management board; remuneration and indemnification.

Article 20.

20.1.	The company has a policy in the area of remuneration of the management board. This policy is subject to the approval by the general meeting on a proposal made by the supervisory board.

20.2.	The remuneration of members of the management board shall, with due observance of the policy as referred to in the preceding paragraph, be determined by the supervisory

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board. The supervisory board shall submit for approval by the general meeting a proposal regarding the arrangements for the remuneration of members of the management board in the form of shares or rights to acquire shares. This proposal shall include. amongst other things, how many shares or rights to acquire shares may be awarded to members of the management board and which criteria apply to an award or a modification.

20.3.	The company shall not grant its members of the management board any personal loans, guarantees or the like.

20.4.	Unless Dutch law provides otherwise, the following shall be reimbursed to current and future members of the management board:

a.	the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request;

b.	any damages or fines payable by them as a result of an act or failure to act as referred to under a;

c.	the reasonable costs of appearing in other legal proceedings in which they are involved as current or future members of the management board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

a.	a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

b.	the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the company.

20.5.	The company may take out liability insurance for the benefit of the persons concerned.

20.6.	The company may by agreement give further implementation to the above.

Supervisory board.

Article 21.

21.1.	The supervisory board shall determine the number of its members. Only natural persons shall qualify as members of the supervisory board.

21.2.	The supervisory board shall prepare a profile of its size and composition, taking account of the nature of the business, its activities and the desired expertise and background of the supervisory board members. The supervisory board shall discuss the profile and each amendment in respect of such profile with the general meeting.

21.3.	A member of the supervisory board shall be appointed for a maximum period of four (4) years, except if such member of the supervisory board has resigned at an earlier date,

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his term of office shall lapse on the day of the annual general meeting to be held in the fourth year after the year of his appointment. A member may be re-appointed with due observance of the preceding sentence. A person who has held office for twelve (12) years may not be reappointed. Article 16, paragraph 5 equally applies in respect of the appointment of a member of the supervisory board.

21.4.	The supervisory board shall draw up a retirement schedule for the members of the supervisory board.

21.5.	A member of the supervisory board may be suspended and dismissed by the general meeting. Article 16, paragraph 6, except for the second sentence of paragraph 6, equally applies. In the event of a suspension of a member of the supervisory board by the general meeting, article 16, paragraph 10 equally applies.

21.6.	The particulars of the person to be appointed as member of the supervisory board, as defined in section 142, subsection 3 of Book 2 of the Dutch Civil Code, shall be provided to the general meeting.

Article 22.

22.1.	Save for the other duties entrusted to the supervisory board by law and under these articles of association, it shall be the duty of the supervisory board to supervise the policy of the management board and the general course of affairs of the company and the enterprise connected therewith. The supervisory board shall assist the management board with advice and in the performance of its duties the supervisory board shall be guided by the interests of the company and the enterprise connected therewith.

22.2.	The supervisory board shall appoint one (1) of its members to be chairman. The chairman of the supervisory board shall not be a former member of the management board of the company. The supervisory board may also appoint a secretary, who may or may not be a member of the supervisory board. The chairman so appointed shall have the title of “chairman of the supervisory board” (president-commissaris). The supervisory board shall be assisted by the company secretary.

22.3.	The supervisory board shall meet as frequently as one (1) of its members may request, at the place to be designated by the chairman of the supervisory board or, failing this, to be designated by the person who requests the meeting. The meetings shall be called upon by the company secretary on behalf of the person who requests the meeting.

22.4.	If the supervisory board so desires, members of the management board shall be required to attend the meetings of the supervisory board and to supply all information the supervisory board may request.

22.5.	At least once per year, the management board shall inform the supervisory board in writing in respect of the principles of the strategic policy, the general and financial risks and the management and control system of the company. The management board shall at that time request the approval of the supervisory board for the issues referred to in article 18, paragraph 2.

22.6.	The resolutions of the supervisory board shall be adopted by an absolute majority of votes.

22.7.	Valid resolutions can be adopted by the supervisory board only if at least one- half of its members entitled to vote are present at the meeting.

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Any supervisory board member may be represented at the meeting of the supervisory board by one (1) of the other supervisory board members designated for that purpose by means of a written power of attorney valid for one (1) particular meeting.

For the purposes of these articles of association any supervisory board member so represented shall be deemed to be personally present at the meeting.

Resolutions of the supervisory board may also be adopted outside a meeting, provided that all supervisory board members entitled to vote have had the opportunity to voice their opinion in respect of the proposal concerned and that at least three-fourths of the supervisory board members entitled to vote have declared themselves in favour of the proposal and that no member of the supervisory board entitled to vote has opposed this manner of decision-making.

22.8.	A member of the supervisory board shall not take part in the deliberations and decision-making on a subject or transaction in relation to which he has a conflict of interest with the company. If as a result thereof no resolution of the supervisory board can be adopted, the resolution is adopted by the general meeting.

22.9.	The supervisory board members shall at all times have access to the buildings and premises of the company; they shall have the right to inspect the books, records and correspondence of the company, as well as to examine its cash and other assets.

22.10.	The division of duties within the supervisory board and the procedure of the supervisory board shall be laid down in a set of regulations, including among other things, a paragraph dealing with its relations with the management board and the general meeting.

22.11.	The supervisory board may designate one or more of its members to be charged in particular with the daily supervision of the conduct of the management board and the business affairs of the company.

22.12.	A supervisory board member referred to in the preceding paragraph shall have the title of “delegate member” of the supervisory board (gedelegeerd commissaris). A delegate member of the supervisory board is a supervisory board member who has a special duty. The delegation of duties to a/the delegate member(s) may not extend beyond the duties of the supervisory board itself and may not include the management of the company. A delegate member’s duties may entail more intensive supervision and advice and more regular consultation with the management board. The delegation of duties to a delegate member shall be of a temporary nature only and may not detract from the role and power of the supervisory board. A delegate member of the supervisory board remains a member of the supervisory board.

22.13.	The supervisory board may at any time revoke the designation of a delegate member of the supervisory board as well as the authority granted to him pursuant to paragraph 11.

22.14.	A member of the supervisory board who temporarily assumes the management of the company, where the management board members are absent or unable to fulfil their duties, shall resign from the supervisory board.

22.15.	The supervisory board shall appoint from among its members an audit, finance and risk committee, a remuneration committee and a governance & nomination committee. The supervisory board may establish other committees.

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Supervisory board; remuneration and indemnification.

Article 23.

23.1.	The general meeting may resolve to reward the members of the supervisory board.

23.2.	The company shall reimburse the members of the supervisory board for the expenses incurred by them in the discharge of their duties of office.

23.3.	A member of the supervisory board shall not be granted any shares and/or rights to shares by way of remuneration.

23.4.	The company shall not grant its members of the supervisory board any personal loans, guarantees or the like.

23.5.	Unless Dutch law provides otherwise, the following shall be reimbursed to current and future members of the supervisory board:

a.	the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request;

b.	any damages or fines payable by them as a result of an act or failure to act as referred to under a;

c.	the reasonable costs of appearing in other legal proceedings in which they are involved as current or future members of the supervisory board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

a.	a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

b.	the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the company.

23.6.	The company may take out liability insurance for the benefit of the persons concerned.

23.7.	The company may by agreement give further implementation to the above.

General meeting; general.

Article 24.

Where these articles of association refer to the general meeting this means the meeting of the holders of all classes of shares, together constituting the body of the company as referred to in section 107 of Book 2 of the Dutch Civil Code.

Article 25.

The general meetings shall be held in the municipalities of Zaanstad, Amsterdam, The Hague, Rotterdam, Utrecht, Amersfoort or Haarlemmermeer. Further information to shareholders and holders of depositary receipts with regard to the venue of the meeting shall be given in the notice convoking the meeting.

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Article 26.

26.1.	A general meeting shall be held once a year, no later than six months after the end of the financial year of the company.

26.2.	The agenda of the annual meeting shall contain, inter alia, the following items:

a.	consideration of the management report, the annual accounts and the particulars to be added thereto pursuant to the statutory regulations;

b.	adoption of the annual accounts;

c.	the policy of the company on additions to reserves and on dividends;

d.	allocation of the profit, insofar as this is at the disposal of the general meeting;

e.	if applicable, the proposal to pay a dividend;

f.	discussion of each substantial change in the corporate governance structure of the company;

g.	proposals relating to the composition of the management board and the supervisory board, including the filling of any vacancies in the management board and the supervisory board;

h.	if applicable, the proposal to (re-)appoint the external auditor (registeraccountant) or another expert appointed thereto in accordance with section 393 of Book 2 of the Dutch Civil Code; and

i.	any proposals of the management board, the supervisory board, or shareholders or holders of depositary receipts, provided that these have been placed on the agenda with due observance of the requirements of the law and these articles of association. Without prejudice to the provision of the previous sentence, the provision of article 28 paragraph 4 is applicable in respect of proposals of shareholders and holders of depositary receipts.

26.3.	If the agenda of a general meeting includes the granting of discharge to the members of the management board and the supervisory board with respect to the performance of their duties in the respective financial year, the item of discharge will be put on the agenda as a separate item for the management board and the supervisory board, respectively.

26.4.	The management board and the supervisory board shall provide the general meeting with all requested information, unless this would be contrary to an overriding interest of the company. If the management board and the supervisory board invoke an overriding interest, they must give reasons.

Extraordinary general meeting.

Article 27.

27.1.	Extraordinary general meetings shall be held as frequently as they are convoked by the management board or by the supervisory board, or whenever one or more shareholders and/or holders of depositary receipts representing at least one-tenth of the issued and outstanding capital so request the supervisory board or the management board in writing. Such request shall specify and elucidate the subjects which the applicants wish to be discussed.

27.2.	If neither the supervisory board nor the management board take the measures necessary to ensure that the extraordinary general meeting can be held within six (6) weeks from the aforesaid request of the shareholders and/or holders of depositary receipts, the applicants themselves may proceed to convoke the extraordinary general meeting in accordance with the rules set for that purpose in these articles of association.

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General meeting; notice and agenda.

Article 28.

28.1.	Notice of the general meeting shall be given by the management board or the supervisory board or the shareholders and/or holders of depositary receipts, as referred to in article 27, subject to a time limit and in accordance with the applicable statutory provisions and stock exchange regulations; notice to holders of registered shares and to usufructuaries and pledgees of registered shares who are entitled to vote shall also be given by means of letters sent by registered post or by regular post.

Avoidance of resolutions of the general meeting cannot be demanded on the grounds of non-receipt or late receipt of the letter of notice if that letter was sent on time.

28.2.	The management board may decide that the convocation letters as referred to in paragraph 1 in respect of a person entitled to attend shareholders’ meetings pursuant to registered shares who agrees thereto, is replaced by a legible and reproducible message sent by electronic mail to the address indicated by him to the company for such purpose.

28.3.	The notice shall state the subjects on the agenda and other matters and particulars prescribed by law.

28.4.	A matter, the consideration of which has been requested in writing by one or more holders of shares or depositary receipts for shares representing solely or jointly at least one percent (1%) of the issued share capital or representing a value of at least fifty million euro (EUR 50,000,000), will be placed on the notice convening a meeting or will be announced in the same manner if the company has received the request not later than on the sixtieth day prior to the day of the meeting.

28.5.	The management board and the supervisory board shall inform the general meeting by means of a shareholders’ circular or explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda.

28.6.	Written requests as referred to in article 27 paragraph 1 and this article 28 paragraph 4, may not be submitted electronically. Written requests as referred to in article 27 paragraph 1 and this article 28 paragraph 4 shall comply with conditions stipulated by the management board, which conditions shall be posted on the company’s website.

Article 29.

29.1.	Shareholders and holders of depositary receipts shall only be entitled to attend meetings and take part in the deliberations, and those who have voting rights may only vote at meetings, in accordance with the following paragraphs of this article.

29.2.

The persons who are entitled to attend the meeting are persons who (i) are a shareholder or a person who is otherwise entitled to attend the meeting as per a date prescribed by law, such date hereinafter referred to as: the “record date”, and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the management board, hereinafter referred to as: the “register”, inasfar as (iii) at the request of the relevant shareholder or holder of depositary receipts, the holder of the register has given notice in writing to the company prior to the meeting that the relevant

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shareholder or holder of depositary receipts has the intention to attend the meeting, regardless of who will be shareholder or holder of depositary receipts at the time of the meeting. The notice will contain the name and the number of shares the shareholder or holder of depositary receipts will represent in the meeting. The provision above under (iii) concerning the notice to the company also applies to the proxy holder of a shareholder or holder of depositary receipts, who has written proxy.

29.3.	The management board may decide that persons entitled to attend shareholders’ meetings and vote thereat may, within a period prior to the shareholders’ meeting to be set by the management board, which period cannot begin prior to the registration date as meant in the previous paragraph, cast their votes electronically in a manner to be decided by the management board or by letter. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

29.4.	The notice of convocation of the general meeting will contain the record date as referred to in paragraph 2, the place of meeting and the proceedings for registration.

29.5.	The written proxies relating to shares or depositary receipts issued to bearer must be provided to the holder of the register as referred to in paragraph 2 not later than the date as mentioned in the notification for the general meeting. The holder of the register will send the proxies together with the notification to the company as described in paragraph 2, sub (iii). The management board may resolve that the proxies of holders of voting rights will be attached to the attendance list.

If the written proxies relate to registered common shares or registered depositary receipts for common shares, the proxies must be deposited at the office of the company prior to the meeting.

The notice as referred to in article 28, paragraph 1, shall state the date on which such deposit may take place at the latest. This date cannot be set any earlier than at seven (7) days and not later than at three (3) days before the day of the meeting.

29.6.	The management board may decide that the business transacted at a shareholders’ meeting can be taken note of by electronic means of communication.

29.7.	The management board may decide that each person entitled to attend shareholders’ meetings and vote thereat may, either in person or by written proxy, vote at that meeting by electronic means of communication, provided that such person can be identified via the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the shareholders’ meeting concerned. The management board may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the shareholders’ meeting and shall be posted on the company’s website.

General meeting; meeting proceedings and reporting.

Article 30.

30.1.	The general meeting shall be presided by the chairman of the supervisory board or, if he is absent, by one of the other members of the supervisory board designated for that purpose by the supervisory board. If no members of the supervisory board are present at the meeting, the meeting shall be presided by one of the members of the management board designated for that purpose by the management board. In the latter’s absence the meeting shall be presided by a person to be designated by the persons entitled to vote present at the meeting.

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30.2.	The chairman shall determine the order of proceedings at the meeting with due observance of the agenda and he may restrict the allotted speaking time or take other measures to ensure orderly progress of the meeting.

30.3.	A certificate signed by the chairman and the company secretary confirming that the general meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

30.4.	Minutes of the meeting shall be kept by a person to be designated by the chairman and shall be signed by the chairman, the person who has kept the minutes, and one (1) shareholder designated by the chairman, unless the business transacted at the meeting is officially recorded by a notary.

30.5.	Unless the business transacted at the meeting is officially recorded by a notary, the minutes of the general meeting shall be made available, on request, to shareholders no later than three (3) months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three (3) months. The minutes shall then be adopted in the manner as described in the preceding paragraph.

Article 31.

31.1.	Unless a larger majority of votes or a higher quorum is required by virtue of the law or these articles of association, resolutions in respect of all proposals that are stated on the agenda in accordance with the provisions of article 28, paragraph 4, shall be adopted by an absolute majority of the votes cast, provided such majority represents at least one-third of the issued share capital. If an absolute majority of the votes cast is in favour of the proposal, but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be adopted by an absolute majority of the votes cast, regardless of the capital represented at such meeting, unless a larger majority of votes or a quorum is required by virtue of the law.

31.2.	Unless another majority of votes or quorum is required by virtue of the law or these articles of association, all other resolutions shall be adopted by an absolute majority of the votes cast. If the votes on any other proposal than one for the election of persons are equally divided, the proposal shall be defeated. Blank votes and invalid votes shall not be counted.

31.3.	The chairman determines the method of voting.

31.4.	Without prejudice to the provisions of paragraph 1, at an election of persons where more than one (1) person is nominated, the person who receives the absolute majority of votes at the first ballot shall be elected.

If at the first ballot no one has received the absolute majority of votes, a second vote shall be taken between the two (2) persons who received the largest number of votes at the first ballot.

If at the first ballot more than two (2) persons received the largest number of votes, an interim vote shall be taken first to decide which of those persons shall participate in the second ballot.

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If at the first ballot one (1) person has received the largest number of votes and the second largest number of votes is equally divided between two (2) or more persons, an interim vote shall be taken first to decide which of the latter persons shall participate in the second ballot.

If the votes are equally divided at an interim ballot or second ballot, a drawing of lots shall decide.

31.5.	Any and all disputes with regard to voting for which neither the law nor the articles of association provide shall be decided by the chairman of the meeting.

31.6.	The ruling pronounced by the chairman of the meeting in respect of the outcome of any vote taken at a general meeting shall be decisive. The same shall apply to the contents of any resolution passed, to the extent pronounced by the chairman the correctness of that ruling is contested, another vote shall be taken if so desired by the majority or - if the original vote was not taken on a poll or by a secret ballot - by any one (1) person present who is entitled to vote. Such new vote shall override the legal consequences of the original vote.

Article 32.

32.1.	Each amount of shares equal to the nominal value of a common share shall carry the right to cast one vote.

32.2.	No votes may be cast at the general meeting in respect of shares which are held by the company or any of its subsidiaries, nor in respect of shares the depositary receipts for which are held by the company or by any of its subsidiaries. Usufructuaries and pledgees of shares which belong to the company or its subsidiaries shall not be excluded from the right to vote if the right of usufruct or pledge was created before the shares concerned were held by the company or a subsidiary of the company. The company or a subsidiary of the company may not cast votes for shares in respect of which the company or the subsidiary holds a right of pledge or usufruct.

32.3.	For the purpose of determining how many shareholders are voting and are present or represented, or how much of the capital is provided or represented, no account shall be taken of shares in respect whereof the law stipulates that no votes can be cast for them.

Article 33.

Shareholders may exercise their voting rights even though the resolution to be voted on would grant them any right against the company or release them from any obligation towards the company which they would have by virtue of their relation to the company in any other capacity than as a shareholder of the company.

Article 34.

34.1.	Members of the management board and members of the supervisory board shall have admission to the general meetings. They shall have an advisory vote at the general meetings.

34.2.	Furthermore, admission shall be given to the persons whose attendance at the meeting is approved by the chairman.

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Meetings of holders of shares of a particular class.

Article 35.

35.1.	Meetings of holders of shares of a particular class or classes shall be held as frequently and whenever such a meeting is required by virtue or any statutory regulation or any regulation in these articles of association.

Meetings as referred to in the previous paragraph may be convoked by the management board, by the supervisory board, and by one (1) or more shareholders and/or holders of depositary receipts who jointly represent at least one-tenth of the capital issued and outstanding in shares of the class concerned.

35.2.	The provisions of articles 25 and 27 through 33 shall apply mutatis mutandis, provided that paragraph 1 of article 28 and paragraphs 1 and 2 of article 29 shall not apply to meetings of holders of cumulative preferred shares and meetings of holders of shares of a series of financing preferred shares. Those meetings shall be convoked by means of letters sent by registered post or by regular post.

External auditor.

Article 36.

36.1.	The company shall instruct a chartered accountant (the “external auditor”) to examine the annual accounts drawn up by the management board to determine whether the annual accounts satisfy the requirements imposed by and pursuant to the law, and further to ascertain whether, as far as he is able to judge, the management report has been drawn up in accordance with the requirements imposed by and pursuant to the law and is consistent with the annual accounts, and whether the other particulars required by law have been added to the aforesaid documents.

36.2.	The body authorised to so instruct the external auditor shall be the general meeting. If the general meeting fails to give instruction to an external auditor the supervisory board shall have the power to do so, or, if the supervisory board fails to give the instruction, the management board shall have the power to do so.

36.3.	The selection of the external auditor shall not be restricted by any nomination; the instruction may only be cancelled for good reasons with due observance of section 2:393 subsection 2 of the Dutch Civil Code by the general meeting or by the body who gave the instruction. Furthermore, if the instruction was given by the management board it may be cancelled by the supervisory board.

36.4.	If the external auditor so requires, the general meeting shall hear the external auditor with respect to the cancellation of his instruction or the intent of cancellation announced to him.

36.5.	The external auditor may be questioned by participants in the general meeting in relation to his statement on the fairness of the annual accounts. The external auditor shall therefore be invited to attend the general meeting and be entitled to address this meeting.

36.6.	The external auditor shall report his findings to the supervisory board and to the management board and he shall set out the result of his audit in a certificate.

36.7.	The external auditor shall in any event attend the meeting of the supervisory board, at which the report of the external auditor with respect to the audit of the annual accounts is discussed.

Financial year, management report and annual accounts.

Article 37.

37.1.	The financial year of the company shall end on the Sunday nearest to the thirty-first of December of the calendar year, and the next financial year shall begin on the next following Monday.

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37.2.	Each year, within the period prescribed by or pursuant to the law, the management board makes generally available: the annual accounts, the management report, the auditor’s statement and the other information to be made generally available with the annual accounts by or pursuant to a statutory obligation.

37.3.	The management board shall explain, in a separate chapter of the management report, the principles of the corporate governance structure of the company. The management board shall state in the explanatory notes to the annual accounts, in addition to the information to be included pursuant to section 383d of Book 2 of the Dutch Civil Code, the value of any options granted to the management board and the personnel and shall indicate how this value is determined. The management board shall provide a survey of all existing or potential anti-takeover measures in the management report and shall also indicate in what circumstances it is expected that these measures may be used.

37.4.	The annual accounts shall be signed by all members of the management board and by all members of the supervisory board. If any of these signatures be missing, the reason for such absence shall be stated on the document concerned.

37.5.	The company shall publish its semi-annual and quarterly figures within the time limits prescribed by or pursuant to the law.

Article 38.

The granting of discharge of the annual accounts by the general meeting, as mentioned in article 26, paragraph 3, shall constitute a discharge and release from liability of the members of the management board for their management and of the members of the supervisory board for their supervision and verification insofar as these acts of management, supervision and verification are demonstrated by the documents submitted, all this without prejudice to the provisions of sections 138 and 149 of Book 2 of the Dutch Civil Code.

Share premium reserves. Profit and loss. Distributions.

Article 39.

39.1.

The company will keep a share premium reserve A and a share premium reserve B, to which share premium reserves all holders of common shares are entitled unless provided otherwise in these articles of association and without prejudice to article 39, paragraph 3, sub c and article 39, paragraph 4, sub d. The company will also keep a share premium reserve to which all holders of cumulative preferred financing shares are entitled unless provided otherwise in these articles of association and without prejudice to article 39, paragraph 3, sub c. Upon (i) a conversion into common shares referred to in article 4.3, (ii) an issue of common shares referred to in article 5, (iii) a repurchase of common shares referred to in article 7, (iv) a cancellation of common shares or a reduction of capital referred to in article 8 with respect to common shares or (v) a conversion of share premium into share capital relating to common shares, the general meeting (or the management board, if the management board has been authorised thereto by the general meeting) shall resolve against which of the share premium reserve A and the share premium reserve B, and to what extent the envisaged transaction is credited or debited to the share premium reserve A and the share

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premium reserve B, and such resolution shall, if applicable, specify the amount of each of the share premium reserve A and the share premium reserve B available for the envisaged transaction, as well as the impact of the envisaged transaction thereon. If the management board is authorised by the general meeting to resolve in respect of any of the matters referred to above under (i) up and to including (v), such authorisation shall be deemed to include the authorisation to resolve to which of the share premium reserve A and the share premium reserve B, and to what extent the envisaged transaction is credited or debited to the share premium reserve A and the share premium reserve B, as referred to in the previous sentence. If no decision is made to which of the share premium A and the share premium reserve B the envisaged transaction will be credited or debited, the booking will be made to the share premium reserve A and the share premium reserve B proportionally.

The company may make distributions on shares only to the extent that its shareholders’ equity exceeds the sum of the paid-in and called-up part of the capital and the reserves which must be maintained by law.

39.2.	Distributions of profit, meaning the net earnings after taxes shown by the adopted annual accounts, shall be made after the determining of the annual accounts from which it appears that they are justified, entirely without prejudice to any of the other provisions of these articles of association.

39.3.	a.

A dividend shall be paid out of the profit, if available for distribution, first of all on the cumulative preferred shares, based on the percentage, mentioned immediately below, of the amount called up and paid in on those shares. This percentage shall be equal to the average percentage of the basic refinancing transaction interest rate (basis-herfinancieringstransactierente) of The European Central Bank – measured by the number of days during which that rate was in force in the financial year over which the dividend is paid, increased by two and one tenth (2.1) percentage point and increased by the average interest surcharge rate - likewise measured by the number of days during which that rate was in force - as applied by the credit institution in the Netherlands which, according to its balance sheet total as at the close of the financial year immediately preceding the financial year over which the dividend is paid, is the largest credit institution in the Netherlands. This is applicable provided that, if the percentage as referred to in the last sentence - after having been determined in the manner stated above - is less than five and seventy-five hundredth percent (5.75%), the percentage referred to in the previous sentence, shall be five and seventy-five hundredth percent (5.75%).

b.	If in the financial year over which the aforesaid dividend is paid the amount called up and paid in on the cumulative preferred shares has been reduced or, pursuant to a resolution to make a further call on said shares, has been increased, the dividend shall be reduced or, if possible, increased by an amount equal to the aforesaid percentage of the amount of such reduction or increase, as the case may be, calculated from the date of the reduction or, as the case may be, from the date when the further call on the shares was made.

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c.	If and to the extent that the profit is not sufficient to pay in full the dividend referred to under a. of this paragraph, the deficit shall be paid to the debit of the reserves, provided that doing so shall not be in violation of paragraph 1, last sentence, of this article.

If and to the extent that the dividend referred to under a. of this paragraph cannot be paid to the debit of the reserves either, the profits earned in subsequent years shall be applied first towards making to the holders of cumulative preferred shares such payment as will fully clear the deficit, before the provisions of the following paragraphs of this article can be applied. No further dividends on the cumulative preferred shares shall be paid than as stipulated in this article, in article 40 and in article 44. Interim dividends paid on the cumulative preferred shares over any financial year in accordance with article 40 shall be deducted from the dividend paid by virtue of this paragraph 3.

d.	If the profit earned in any financial year has been determined and in that financial year one (1) or more cumulative preferred shares have been cancelled against repayment, the persons who were the holders of those shares shall have an inalienable right to payment of dividend as described below. The amount of profit, if available for distribution, to be distributed to the aforesaid persons shall be equal to the amount of the dividend to which by virtue of the provision under a. of this paragraph they would be entitled if on the date of determination of the profit they had still been the holders of the aforesaid cumulative preferred shares, calculated on the basis of the period during which in the financial year concerned said persons were holders of said shares, this dividend to be reduced by the amount of any interim dividend paid on the relevant cumulative preferred shares in accordance with article 40.

e.	If in the course of any financial year cumulative preferred shares have been issued, with respect to that financial year the dividend to be paid on the shares concerned shall be reduced pro rata to the day of issue of said shares.

39.4.	a.

Subsequently, if possible, on each share of financing preferred shares of a series shall be paid a dividend equal to a percentage referred to in the following sentence multiplied by the amount paid in on that share after that amount has been increased by the premium paid on that share of financing preferred shares at the beginning of the financial year in question. The percentage referred to in the previous sentence shall be equal to the arithmetical average of the Euro SWAP rate over the last three (3) days preceding the day when the first share of financing preferred shares of the series concerned was issued, increased by any mark-up, not to exceed three hundred (300) basis points, depending on the then prevailing market conditions, determined by the management board and approved by the supervisory board, which mark-up may vary with each individual series, entirely without prejudice to the provisions of paragraph 10 of this article. The dividend to be paid on each share of financing preferred shares of a series will be calculated on the basis of the ratio thirty/three hundred and sixty (30/360) (thirty days per month, three hundred and sixty days per year) multiplied by the percentage referred to in the previous sentence and calculated by the aforesaid method.

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b.	Euro SWAP rate means the ten (10) year Euro SWAP rate as published on ‘Reuters Telerate’, page ISDAFIX2 (or a replacing page) based on Euribor (European Interbank Offered Rate) mid rate. If the preceding publication no longer takes place, Euro SWAP rate means the latest determined price of ten (10) year Euro SWAP rate as published on ‘Bloomberg ticker’ EUSA10 <INDEX> HP <GO>. If the preceding Euro SWAP is no longer published in the manner as mentioned before, the percentage referred to in sub-paragraph a shall be equal to the arithmetical average of the effective yield on the government loans as referred to in article 46 and to be calculated in accordance with the provisions of article 46.

c.	As of the day when ten (10) years have passed since the date on which a financing preferred share of a series was first issued, and subsequently every ten (10) years thereafter the dividend percentage of financing preferred shares of the series concerned shall be adjusted to the then effective percentage referred to in the sub-paragraph a, calculated by the aforesaid method, and may be increased by any mark-up not to exceed three hundred (300) basis points, depending on the then prevailing market conditions, determined by the management board and approved by the supervisory board, which mark-up may vary with each individual series, entirely without prejudice to the provisions of paragraph 10 of this article.

If the dividend percentage has been adjusted in the course of a financial year, then for the purposes of calculating the dividend over that financial year the applicable rate until the date of adjustment shall be the percentage in force prior to that adjustment and the applicable rate after the date of adjustment shall be the altered percentage.

d.	If and to the extent that the profit is not sufficient to pay in full the dividend referred to in this paragraph 4, the deficit shall be paid to the debit of the reserves, provided that doing so shall not be in violation of paragraph 1, last sentence, of this article. If and to the extent that the dividend referred to under a. cannot be paid to the debit of the reserves either, the profits earned in subsequent years shall be applied first towards making to the holders of financing preferred shares such payment as will fully clear the deficit, before the provisions of the following paragraphs of this article can be applied. In the implementation of the provisions of this sub-paragraph d. the holders of the various series of financing preferred shares shall be treated equally.

No further dividends on the financing preferred shares shall be paid than as stipulated in this article, in article 40 and in article 44; interim dividends paid on the relevant financing preferred shares over any financial year in accordance with article 40 shall be deducted from the dividend paid by virtue of this paragraph 4.

e.	If in the financial year over which the aforesaid dividend is paid the amount paid in on the financing preferred shares of a particular series has been reduced, the dividend shall be reduced by an amount equal to the percentage, as referred to hereinabove, of the amount of the reduction calculated from the date of the reduction.

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f.	If the profit earned in any financial year has been determined and in that financial year one or more financing preferred shares have been cancelled against repayment, the persons who as shown by the shareholders register referred to in article 9 were the holders of those financing preferred shares at the time of that cancellation shall have an inalienable right to payment of dividend as described below. The amount of profit, if available for distribution, to be distributed to the aforesaid persons shall be equal to the amount of the dividend to which by virtue of the provisions of this paragraph each such holder of financing preferred shares would be entitled if on the date of determination of the profit he had still been the holder of the aforesaid financing preferred shares, calculated on the basis of the period during which in the financial year concerned he was holder of said shares, this dividend to be reduced by the amount of any interim dividend paid on the relevant financing preferred shares in accordance with article 40.

g.	If in the course of any financial year financing preferred shares have been issued, with respect to that financial year the dividend to be paid on the financing preferred shares concerned shall be reduced pro rata to the day of issue of said shares.

h.	If in the course of any financial year financing preferred shares are converted into common shares, the right to dividend that a holder of financing preferred shares has, shall continue to exist on all shares of the relevant series until the moment of conversion in the relevant financial year. Distribution of the dividend as mentioned in the previous sentence shall take place after the adoption of the annual accounts of the financial year in which the conversion took place, with due observance of the other provisions in these articles of association in respect of distributions.

39.5.	Any amount remaining out of the profit, after application of paragraphs 3 and 4, shall be carried to reserve as the supervisory board, in consultation with the management board, may deem necessary and with due observance of the policy of the company on additions to reserves and on dividends.

39.6.	The profit remaining after application of paragraphs 3, 4 and 5 shall be at the disposal of the general meeting, which may resolve to carry it to reserve or to distribute it among the holders of common shares.

39.7.	On a proposal of the management board made with the approval of the supervisory board, the general meeting may resolve to distribute to the holders of common shares a dividend in the form of common shares in the capital of the company.

39.8.	Subject to the other provisions of this article the general meeting may, on a proposal made by the management board with the approval of the supervisory board, resolve to make distributions to the holders of common shares to the debit of one (1) or several reserves which the company is not prohibited from distributing by virtue of the law or which the company is not prohibited from distributing to the holders of common shares by virtue of these articles of association.

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39.9.	No dividends shall be paid to the company on shares which the company itself holds in its own capital or the depositary receipts issued for which are held by the company, unless such shares or depositary receipts are encumbered with a right of usufruct or pledge.

39.10.	Any change to an addition as referred to in paragraph 4 under a. and c. in relation to an addition previously determined by the management board with the approval of the supervisory board shall require the approval of the meeting of holders of financing preferred shares of the series concerned. If the approval is withheld the previously determined addition shall remain in force.

39.11.	If the company has made a loss after the end of a financial year, the supervisory board, in consultation with the management board, shall decide on the treatment of the loss.

Interim distributions.

Article 40.

40.1.	Subject to the prior approval of the supervisory board the management board may resolve to make interim distributions to the shareholders or to holders of shares of a particular class or series if an interim statement of assets and liabilities shows that the requirement of paragraph 1, last sentence, of article 39 has been met and with due observance of the policy of the company on additions to reserves and on dividends.

40.2.	The interim statement of assets and liabilities shall relate to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and the articles of association shall be included in the statement of assets and liabilities. It shall be signed by the members of the management board. If one or more of their signatures are missing, this absence and the reason for this absence shall be stated.

40.3.	In the event that cumulative preferred shares are cancelled against repayment, on the day of such repayment a dividend on the cancelled cumulative preferred shares shall be paid, calculated in accordance with the provisions of paragraph 3 of article 39 and over the period over which until the date of repayment no earlier distribution as referred to in the first sentence of paragraph 3 of article 39 has been made, all this provided that the requirement of paragraph 1, last sentence, of article 39 has been met as demonstrated by an interim statement of assets and liabilities as referred to in paragraph 2.

40.4.	In the event that all issued and outstanding shares of one (1) or several series of financing preferred shares are cancelled against repayment, on the day of such repayment a dividend shall be paid, this dividend to be equal to the premium paid on the share concerned at its issue increased by a distribution to be calculated in accordance with the provisions of paragraph 4 of article 39 and over the period over which until the date of repayment no earlier distribution as referred to in the first sentence of paragraph 4 of article 39 has been made, all this provided that the requirement of paragraph 1, last sentence, of article 39 has been met as demonstrated by an interim statement of assets and liabilities as referred to in paragraph 2.

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Article 41.

41.1.	Any proposal for distribution of dividend on shares and any resolution to distribute an interim dividend shall immediately be published by the management board in the manner as prescribed by or pursuant to the law.

The publication shall specify the date when and the place where the dividend shall be payable or - in the case of a proposal for distribution of dividend - is expected to be made payable.

41.2.	Dividends shall be payable no later than thirty (30) days after the date when they were declared, unless the body declaring the dividend determines a different date.

41.3.	Dividends which have not been claimed upon the expiry of five (5) years and one (1) month after the date when they became payable shall be forfeited to the company and shall be added to the general reserve.

41.4.	The management board may determine that distributions on shares shall be made payable either in euro or in another currency, whichever the shareholder may select.

Amendment of the articles of association.

Article 42.

42.1.	Any and all provisions of these articles of association may be amended by the general meeting with due observance of the provisions of the law and these articles of association.

42.2.	A resolution to amend these articles of association shall be adopted by an absolute majority of the votes cast, if such majority represents at least one- third of the issued share capital, unless the proposal to amend these articles of association was made by the management board, with the approval of the supervisory board, in which case the resolution shall be adopted by an absolute majority of votes, without a quorum being required. If an absolute majority of the votes cast is in favour of the resolution to amend these articles of association, - such resolution not being based on a proposal thereto by the management board -, but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the capital represented at such meeting.

42.3.	A proposal to amend the articles of association whereby any change would be made in the rights which vest in the holders of shares of a particular class in their capacity as such shall require the prior approval of the meeting of holders of shares of that particular class.

42.4.	If a proposal to amend the articles of association is to be made to the general meeting, this must always be stated in the notice convoking the general meeting at which that proposal is to be considered, and at the same time a copy of the proposal, containing the proposed amendment verbatim, must be placed with the notice on the company’s website.

Winding up.

Article 43.

43.1.	A resolution to wind up the company may be adopted only by the general meeting on a proposal of the management board made with the approval of the supervisory board.

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43.2.	If a proposal to wind up the company is to be made to the general meeting, this must always be stated in the notice convoking the general meeting at which that proposal is to be considered.

Liquidation.

Article 44.

44.1.	If no other liquidator has been appointed by the court, the liquidation of the assets of the company shall be carried out by the management board under the supervision of the supervisory board, unless the supervisory board should appoint one or several liquidators. The general meeting, acting on a proposal of the supervisory board, shall determine the remuneration to be paid to the liquidators jointly and the remuneration to be paid to the supervisory board.

44.2.	The liquidation shall further be carried out in accordance with the provisions of these articles of association and the applicable statutory provisions.

44.3.	Pending the liquidation the provisions of these articles of association shall remain in force to the fullest possible extent.

44.4.	The surplus assets of the company remaining after satisfaction of its debts shall be divided, in accordance with the provisions of section 23b of Book 2 of the Dutch Civil Code, as follows:

a.	firstly, the holders of the cumulative preferred shares shall be paid, if possible, the par value amount of their shares or, if those shares are not fully paid in, the amount paid thereon, that payment to be increased by an amount equal to the percentage, referred to in paragraph 3 of article 39, of the amount called up and paid in on the cumulative preferred shares, calculated over each year or part of a year in the period beginning on the day following the period over which the last dividend on the cumulative preferred shares was paid and ending on the day of the distribution, as referred to in this article, made on cumulative preferred shares;

b.	secondly, the holders of financing preferred shares shall be paid, if possible, the par value amount of their shares increased by the premium paid on the share concerned at its issue, that payment to be increased by an amount equal to the percentage, referred to under a. in paragraph 4 of article 39, on the amounts mentioned there, calculated over the period beginning on the first day of the financial year following the financial year over which the last dividend on those shares was paid and ending on the day of the distribution, as referred to in this article, made on financing preferred shares, always provided that all distributions paid over that period on the financing preferred shares shall be deducted from the distribution pursuant to this sub-paragraph b.

If the company’s surplus assets are not sufficient to make the distributions as referred to in this sub-paragraph b., these distributions shall be made to the holders of the financing preferred shares pro rata to the amounts that would be paid if the surplus assets were sufficient for distribution in full;

c.	thirdly, the holders of common shares shall be paid, if possible, the par value amount of their shares, such payment to be increased by the balances of the share premium reserve A and of the share premium reserve B, to be divided in proportion to the par value amount of common shares held by each of them;

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d.	fourthly, the balance then remaining shall be used to pay to the holders of founders’ shares, of which there are one hundred and twenty (120) outstanding, ten percent (10%) of said remaining amount after it has been reduced by that part of the general reserve and of the other reserves created from the allocation of profits by which said reserves exceed the reserves shown on the balance sheet as at the thirty-first of December nineteen hundred and sixty-one, to be divided among the holders of founders’ shares in proportion to the number of founders’ shares held by each of them; and

e.	finally, the balance, if any, remaining after the payments referred to under a., b., c. and d. shall be for the benefit of the holders of common shares in proportion to the par value amount of common shares held by each of them.

Transitional provisions.

Article 45.

45.1.	Where in the articles 39, paragraph 4a, 40, paragraph 4 and 44, paragraph 4b a paid premium is referred to, with regard to shares issued on a date prior to the twenty-first day of July nineteen hundred and ninety-seven, reference is made to the amount that is the result of the following formula:

A = B – twenty-five Dutch cents (NLG 0.25), in which ‘A’ stands for the relevant amount that should be applied in the provision; and

‘B’ stands for the original amount of paid premium.

45.2.	Where in the articles 39, paragraph 42, 40, paragraph 4 and 44, paragraph 4b a paid premium is referred to, with regard to shares issued on a date prior to the date of the amendment to the articles of association of the tenth day of October two thousand, reference is made to the amount that is the result of the following formula:

A = B – C, in which:

‘A’ stands for the relevant amount that should be applied in the provision;

‘B’ stands for the original amount to paid premium, adjusted pursuant to articles 45, paragraph 1, if applicable; and

‘C’ stands for two and thirty-one hundredth eurocents (EUR 0.0231).

Article 46.

46.1.

Contrary to the provision of paragraph 4 of article 39, the following applies for financing preferred shares which were issued at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three. After application of the provision of paragraph 3 of article 39, to persons who as shown by the shareholders register referred to in article 9 were the holders of financing preferred shares at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three, if possible, a dividend shall be paid equal to a percentage calculated on the amount paid in on that share after that amount has been increased by the premium paid on the first share of financing preferred shares which was issued of that series, by taking the arithmetical average of the effective yield on the government loans referred to in paragraph 2 of this article, as published by Bloomberg or, if Bloomberg has not published this information, by Reuters over the last ten (10)

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stock exchange days preceding the day when the first share of financing preferred shares of the series concerned was issued, increased by any mark-up, not to exceed one hundred and fifty (150) basis points, depending on the then prevailing market conditions, determined by the management board and approved by the supervisory board, which mark-up may vary with each individual series, entirely without prejudice to the provisions of paragraph 10 of article 39.

46.2.	The government loans referred to in paragraph 1, mean the government loans in Dutch guilders to the debit of the Kingdom of the Netherlands with a (remaining) life of nine to ten (9-10) years. If the effective yield on those government loans is not published by Bloomberg or Reuters at the time of calculation of the dividend percentage, the government loans referred to in paragraph 1, shall mean the government loans in Dutch guilders to the debit of the Kingdom of the Netherlands with a (remaining) life as near as possible to a (remaining) life of nine to ten (9-10) years, but with a maximum (remaining) life of ten (10) years, the effective yield of which at the time of calculation of the dividend percentage is published by Bloomberg or Reuters as aforesaid. If these publications are not available or no such government loans are outstanding, the management board may, subject to the approval of the supervisory board, determine a comparable source of information or government loan.

46.3.	As of the day when ten (10) years have elapsed since the date on which a financing preferred share of a series was first issued, at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three and entered into the shareholders register referred to in article 9, and subsequently every ten (10) years thereafter, the dividend percentage of financing preferred shares of the series concerned shall be adjusted in accordance with the provisions of article 39, paragraph 4, subparagraph c, notwithstanding the provisions of article 39, paragraph 10.

46.4	In derogation from the provision of paragraph 4, sub-paragraph b. of article 44, in case of liquidation referred to in this article 44, to persons who as shown by the shareholders register referred to in article 9 were the holders of financing preferred shares issued at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three, if possible, the par value amount of their shares shall be paid increased by the premium paid on the share concerned upon its issue, that payment to be increased by an amount equal to the percentage, referred to under paragraph 1. on the amounts mentioned there, calculated over the period beginning on the first day of the financial year following the financial year over which the last dividend on those shares was paid and ending on the day of the distribution, as referred to in article 44, made on financing preferred shares, always provided that all distributions paid over that period on the financing preferred shares shall be deducted from the distribution pursuant to this paragraph 4.

If the company’s surplus assets are not sufficient to make the distributions as referred to in this paragraph, these distributions shall be made to the holders of the financing preferred shares pro rata to the amounts that would be paid if the surplus assets were sufficient for distribution in full.

46.5.	As of the day when ten (10) years have elapsed since the date on which a financing preferred share of a series was first issued, at the time of the amendment of the articles

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of association of the twenty-sixth day of November two thousand and three and entered into the shareholders register referred to in article 9, and subsequently every ten (10) years thereafter, the distribution to the holders of the financing preferred shares in case of liquidation as referred to in article 44, shall be made in accordance with the provisions of paragraph 4, sub-paragraph b of this article 44.

Consolidation of shares, fractional shares.

Article 47.

47.1.	With effect from the amendment to the articles of association of the twenty-second day of August two thousand and seven the common shares with a nominal value of at that time twenty-four eurocent (EUR 0.24) each held immediately prior thereto by a shareholder, were consolidated into such number of common shares with a nominal value of at that time thirty eurocent (EUR 0.30) each, as shall be found by multiplying the total number of common shares with a nominal value at that time of twenty-four eurocent (EUR 0.24) each, held by the respective shareholder immediately prior to this amendment to the articles of association, by four/fifth (0.8), with the further provision that the numerator of a fraction of one (1) common share with a nominal value of at that time thirty eurocent (EUR 0.30) resulting after such multiplication, of which fraction the denominator equals ten (10), designated the number of fractional shares with a nominal value of at that time three eurocent (EUR 0.03), that the respective shareholder also held as of that amendment to the articles of association in connection with the aforementioned consolidation of common shares.

With effect of the amendment to the articles of association of the twenty-seventh day of March two thousand and fourteen (part II) the common shares with a nominal value of at that time one euro and fifty-six eurocent (EUR 1.56) per share and fractional shares with a nominal value of at that time one/tenth (1/10) part of one euro and fifty-six eurocent (EUR 1.56) each held immediately prior thereto by a shareholder, were consolidated into such number of common shares with a nominal value of at that time one euro and sixty-nine eurocent (EUR 1.69) each, as was found by multiplying the total number of common shares with a nominal value of at that time one euro and fifty-six eurocent (EUR 1.56) and fractional shares with a nominal value of at that time one/tenth part of one euro and fifty-six eurocent (EUR 1.56) each, held by the respective shareholder immediately prior to that amendment to the articles of association, by twelve/thirteenth (12/13), with the further provision that the numerator of a fraction of one (1) common share with a nominal value of at that time one euro and sixty-nine eurocent (EUR 1.69) resulting after such multiplication, of which fraction the denominator equaled thirteen (13), and which result has been rounded up by fractions of ten (10), designated the number of fractional shares with a claim on one/thirteenth (1/13) part of a common share with a nominal value of at that time one/thirteenth (1/13) part of one euro and sixty-nine eurocent (EUR 1.69) designating that the respective shareholder also held as of that amendment to the articles of association in connection with the aforementioned consolidation of common shares.

With effect from the amendment to the articles of association of the twenty-seventh day of March two thousand and fourteen (part III), in observance of the provisions in this paragraph, every fractional share will represent an entitlement of one/thirteenth (1/13) part of one (1) common share with a nominal value of at that time one eurocent (EUR 0.01) each.

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With effect of the amendment to the articles of association of [●] (part II) the common shares with a nominal value of at that time [●] euro (EUR [●]) per share and fractional shares with a nominal value of at that time [●] euro (EUR [●]) each held immediately prior thereto by a shareholder, were consolidated into such number of common shares with a nominal value of at that time [●] euro (EUR [●]) each, as shall be found by multiplying the total number of common shares with a nominal value of at that time [●] euro (EUR [●]) and fractional shares with a nominal value of at that time [●] euro (EUR [●]) each, held by the respective shareholder immediately prior to this amendment to the articles of association, by [●]/[●]([●]), with the further provision that the numerator of a fraction of one (1) common share with a nominal value of at that time [●] euro (EUR [●]) resulting after such multiplication, of which fraction the denominator equaled [●] ([●]), and which result will be rounded up by fractions of ten, designated the number of fractional shares with a claim on [●] ([●]) part of a common share with a nominal value of at that time [●] ([●]) designating that the respective shareholder also holds as of this particular amendment to the articles of association in connection with the aforementioned consolidation of common shares.

With effect from the amendment to the articles of association of [●] (part III), in observance of the provisions in this paragraph, every fractional share will represent an entitlement to [●] ([●]) part of one (1) common share with a nominal value of one euro cent (EUR 0.01) each.

47.2.	Every fractional share shall be in registered form.

47.3.	Without prejudice to the other provisions of this article 47, the provisions of Title 4 of Book 2 of the Dutch Civil Code on shares and shareholders shall apply accordingly to fractional shares and holders of fractional shares, to the extent not stipulated otherwise in those provisions.

47.4.	The provisions of these articles of association with respect to shares and shareholders shall apply accordingly to fractional shares and holders of fractional shares, to the extent not stipulated otherwise in those provisions and paragraphs 5 up to and including 7 of this article 47.

47.5.	A holder of one or more fractional shares may exercise the meeting and voting rights attaching to a common share with a nominal value of one eurocent (EUR 0.01) together with one or more other holders of one or more fractional shares to the extent the total number of fractional shares held by such holders of fractional shares equals [●] ([●]) or a multiple thereof. These rights shall be exercised either by one of them who has been authorized to that effect by the others in writing, or by a proxy authorized to that effect by those holders of fractional shares in writing.

47.6.	Every holder of a fractional share is entitled to [●]/[●] ([●]/[●]) part of the (interim) dividend and any other distribution to which the holder of one common share with a nominal value of one eurocent (EUR 0.01) is entitled.

47.7.	In the event the holder of one or more fractional shares acquires such number of fractional shares that the total number of fractional shares held by him at least equals [●] ([●]), then each time [●] ([●]) fractional shares held by him shall by operation of law be consolidated into one common share with a nominal value of one eurocent (EUR 0.01).

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47.8.	This article and its heading shall (under renumbering of the articles included in the articles of association after this article and the references to those articles) lapse per the moment that no fractional shares are outstanding anymore.

Article 48.

48.1.	With effect from this amendment to the articles of association of the [●] day of [●] two thousand and sixteen (part III) the share certificates of common shares with a nominal value of fifty Dutch cents (NLG 0.50) held immediately prior thereto by a shareholder represent such number of common shares respectively fractional shares following from the provisions of article 47 paragraph 1; in which respect the number of common shares with a nominal value of fifty Dutch cents (NLG 0.50) embodied in the share certificate are considered to represent common shares of one eurocent (EUR 0.01).

48.2.	Against delivery of the share certificates and the separate dividend coupons, if any, at the company or an affiliated institution, (i) share certificates can with due observance of the provisions of paragraph 1 of this article and article 47 be exchanged by the holder thereof into bearer common shares embodied in the share certificate (global) and (ii), if applicable, registered fractional shares shall be included in the shareholders’ register. The company shall charge for such an exchange and registration. A holder of a bearer common share embodied by a share certificate of a common shares with a nominal value of fifty Dutch cents (NLG 0.50) and a person with a right of pledge or a right of usufruct on such shares can only exercise all rights vested in a common share vis-à-vis the company after the exchange and, if applicable, the registration as referred to above, has occurred.